Exhibit 107
CALCULATION OF FILING FEE TABLE

FORM S-8
(Form Type)

ACUITY BRANDS, INC.
(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Rule 457(c) and 457(h)	750,000(1)	$190.52(2)	$142,890,000(3)	$92.70 per million dollars	$13,245.90
Total Offering Amounts					$142,890,000(3)		$13,245.90
Total Fee Offsets
Net Fee Due							$13,245.90

(1)    Represents shares of common stock, par value $0.01 per share (“Common Stock”) of the Registrant available for issuance pursuant to awards granted under the Amended and Restated Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities to be offered or issued from stock options, stock dividends, or similar transactions.
(2)    Pursuant to Rule 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share was determined based on the average of the high and low sales prices of Common Stock of Acuity Brands, Inc. as reported on the New York Stock Exchange on January 27, 2022 ($190.52 per share).
(3) Estimated solely for computing the registration fee in accordance with Rule 457(c) and 457(h) under the Securities Act.